UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 28, 2019

Pfenex Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36540	27-1356759
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10790 Roselle Street

San Diego, CA 92121

(Address of principal executive offices, including zip code)

(858) 352-4400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of Director

On February 28, 2019, the board of directors (“Board”) increased the size of the Board from six to seven directors and elected Magda Marquet, Ph.D., to our Board. Dr. Marquet will serve as a Class II director, with a term expiring at the annual meeting of stockholders to be held in 2019. In addition, Dr. Marquet was appointed to serve as a member of our corporate governance and nominating committee.

Dr. Marquet, age 60, has served as co-founder and co-chief executive officer of ALMA Life Sciences LLC, an early-stage healthcare investment firm, since 2013. Dr. Marquet also has been a co-founder of AltheaDx, a biotechnology company, since 2009. Dr. Marquet previously served as the co-founder and chairman of Althea Technologies, a biotechnology company, from 2009 to 2019, and previously served as its co-president and co-chief executive officer from 1998 to 2009. Prior to starting Althea Technologies, Dr. Marquet held several positions in product development and pharmaceutical development in companies such as Vical and Amylin Pharmaceuticals. Dr. Marquet has served on the board of directors of Arcturus Therapeutics Ltd., a therapeutics company, since 2018. Dr. Marquet holds a Ph.D. in biochemical engineering from INSA/University of Toulase, France.

In connection with her election to our Board on February 28, 2019, and in accordance with our Outside Director Compensation Policy, Dr. Marquet will receive a base annual retainer of $40,000 and $6,000 per year additionally for her service on our corporate governance and nominating committee, payable quarterly in arrears on a pro-rata basis. In addition, in accordance with our Outside Director Compensation Policy, we granted Dr. Marquet an option to purchase 25,000 shares of common stock which shall vest on the date of the next annual meeting of stockholders, assuming her continuing service as a service provider on such date. Beginning with our annual meeting of stockholders in 2020, Dr. Marquet will be eligible for equity award grants on the same terms as other continuing members of the Board. Currently, our Outside Director Compensation Policy provides that on the date of each annual meeting of our stockholders, each outside director who has been a director for six months or more on the date of the annual meeting, will automatically be granted an option to purchase 18,000 shares of common stock. Each annual option award will vest fully on the date of the next annual meeting of stockholders held after the date of grant, provided that such outside director continues to serve as a service provider through the applicable vesting date. We will also reimburse Dr. Marquet for all reasonable expenses in connection with her services to us.

Dr. Marquet also executed our standard form of indemnification agreement, a copy of which has been filed as Exhibit 10.4 to the Company’s Registration Statement on Form S-1 (File No. 333-196539) filed with the Securities and Exchange Commission on June 5, 2014 and is incorporated herein in its entirety by reference.

There is no arrangement or understanding between Dr. Marquet and any other persons pursuant to which Dr. Marquet was elected as a director. In addition, Dr. Marquet is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On March 4, 2019, the Company issued a press release announcing Dr. Marquet’s appointment as a director. The press release is attached hereto as Exhibit 99.1 and incorporated herein in its entirety by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated March 4, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PFENEX INC.

Date: March 4, 2019	By:	/s/ Susan A. Knudson
Susan A. Knudson Chief Financial Officer (Principal Financial Officer)